                                                                    EXHIBIT 2.12




================================================================================

                    ACQUISITION AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

             QUADRAMED CORPORATION AND CMC ACQUISITION CORPORATION,

                                      AND

            CABOT MARSH CORPORATION AND CERTAIN OF ITS STOCKHOLDERS

                                     DATED

                                FEBRUARY 2, 1998

================================================================================

                    ACQUISITION AGREEMENT AND PLAN OF MERGER

         This Acquisition Agreement and Plan of Merger (the "Agreement") is dated February 2, 1998 by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), and CMC Acquisition Corporation, a Delaware corporation ("Acquisition Co."), on the one hand, and Cabot Marsh Corporation, a Delaware corporation (the "Company"), and Ruthann Russo, Joseph J. Russo (collectively, the "Principal Stockholders"), James J. Florio, Michael J. Perucci and Christopher B. Ferguson, who, together with the Principal Stockholders, are the holders of 90.01% of the outstanding shares of common stock of the Company (collectively, the "Founding Stockholders"), on the other hand.

         WHEREAS, QuadraMed is a duly incorporated Delaware corporation engaged in the business of developing, marketing and selling software products and services to healthcare providers and payors.

         WHEREAS, Acquisition Co. is a duly incorporated Delaware corporation formed by QuadraMed for the purpose of the Merger (as defined below) contemplated by this Agreement, with authorized capital stock consisting of 1,000 shares of common stock, $0.001 par value, of which all 1,000 shares are duly and validly issued and outstanding and owned by QuadraMed.

         WHEREAS, the Company is a duly incorporated Delaware corporation engaged in the healthcare consulting, coding and software business, with authorized capital stock consisting of 10,000,000 shares of capital stock, $0.01 par value, of which 3,410,000 shares are duly and validly issued, outstanding and entitled to vote as of February 2, 1998.

         WHEREAS, the Stockholders and the respective Boards of Directors of QuadraMed, Acquisition Co. and the Company have approved the acquisition of the Company by Acquisition Co. via merger of the Company with and into Acquisition Co. pursuant to the terms of this Agreement (the "Merger").

         WHEREAS, it is the intent of the parties hereto that the Merger shall constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code (as defined below) and a plan of reorganization pursuant to Section 368 of the Code.

         WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each signatory hereto, it is agreed as follows:

                                   ARTICLE I.

                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         1.1 "Acquisition Co. Common Stock" shall mean the common stock of Acquisition Co., $0.001 par value.

         1.2 "Affiliate" shall mean any person directly or indirectly controlled by, controlling or under common control of any party to this Agreement.

         1.3 "Closing" shall mean the closing of the transactions contemplated in this Agreement.

         1.4 "Closing Consideration" shall mean at the Closing, $2,271,068 in cash and newly-issued shares of QuadraMed Common Stock (as defined below) with an aggregate Fair Market Value (as defined below) of $7,381,644.

         1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.6 "Company Common Stock" shall mean all of the issued and outstanding common stock of the Company, $0.01 par value, all of which shares are held by the Stockholders as of the date hereof.

         1.7 "Company Financial Statements" shall mean the unaudited balance sheets of the Company as of December 31, 1997 for the twelve (12) month period then ended and the related statements of operations, stockholders' equity and cash flows for the periods then ended.

         1.8 "Contingent Payment Rights" shall mean the right to receive contingent payments as set forth in Section 2.16 below, which shall be owned solely by the Founding Stockholders in proportion to their stockholdings.

         1.9 "Contract" shall mean any existing written or oral contract, lease, policy, commitment, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement.

         1.10 "Daily Price" of the QuadraMed Shares (as defined below) shall mean the last reported sales price on such day reported by the National Association of Securities Dealers, Inc. Automated Quotation System.

         1.11    "Delaware Code" shall mean the Delaware General Corporation
Law.

         1.12 "Division" shall mean the newly-created division of QuadraMed of which Ruthann Russo will be the President as of the Closing.

         1.13 "Effective Date" shall mean the date and time the Certificate of Merger (as defined below) is filed with the Delaware Secretary of State.

         1.14 "Employee Benefit Plan(s)" shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA (as defined below) and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of the Company or any beneficiary or dependent thereof that is or was maintained by the Company.

         1.15 "Encumbrances" shall mean any mortgage, chattel mortgage, conditional sales Contract, pledge, liability, lien, charge, security interest, encumbrance, option, lease, license, easement or similar interest.

         1.16 "Environmental Law" shall mean all applicable federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations, permits and agreements issued or signed by any federal, state or local government authority, relating to environmental, health or safety matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Water Act of 1977, the Clean Air Act, the Resource Conservation and Recovery Act of 1976, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act of 1970 and the Safe Drinking Water Act, all as amended, and any state and local counterparts to such acts as existing at the time of Closing.

         1.17 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and all regulations promulgated thereunder.


         1.18 "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended.

         1.19 "Fair Market Value" with respect to each of the QuadraMed Shares shall mean the average of the Daily Price per share of the QuadraMed Shares (adjusted for any stock splits or other reclassifications during the applicable time period) for the twenty (20) consecutive trading days immediately preceding the second business day prior to the Closing, or at any other time specified in this Agreement.

         1.20 "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

         1.21 "Government Communications" shall mean all written inspection reports, complaints and other communications received by the Company from government and regulatory agencies and authorities or oral communications received by officers of the Company.

         1.22 "Hazardous Substance(s)" shall mean any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law, any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law, any substance, the presence of which causes or threatens to cause a nuisance upon property presently and/or previously owned, leased or otherwise used by the Company (or poses or threatens to pose a hazard to the health or safety of persons on or about the property of the Company or adjacent properties) and radon, ureaformaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

         1.23 "Intellectual Property" shall mean all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, mask works and all applications, registrations and renewals in connection therewith, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium).

         1.24 "IRS" shall mean the United States Internal Revenue Service or any successor entity.

         1.25 "Licenses" shall mean all material governmental licenses, permits, approvals and registrations necessary for the ownership of the Company properties and the conduct of its business as currently conducted.

         1.26 "Material Adverse Effect" shall mean any material adverse effect on the business, assets, properties, operations or condition (financial or otherwise) of the Company.

         1.27 "Merger Consideration" shall mean (i) $2,770,000 in cash, (ii) newly-issued shares of QuadraMed Common Stock with a Fair Market Value of $8,730,000 and (iii) the Contingent Payment Rights.

         1.28 "Non-Founding Stockholders" shall mean all stockholders of the Company other than the Founding Stockholders.

         1.29 "Person" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of whatever nature.

         1.30    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         1.31 "QuadraMed Common Stock" shall mean the shares of common stock of QuadraMed, $0.01 par value.

         1.32 "QuadraMed SEC Filings" shall mean any and all documents, reports and other filings made by QuadraMed with the SEC (as defined below), including, without limitation, the Prospectus dated October 21, 1997, the Form 10-Q for the quarter ended September 30, 1997, the Annual Report on Form 10-KSB for the year ended December 31, 1996, the 1996 Annual Report to Stockholders, the Proxy Statement for the Annual Meeting of Stockholders held May 21, 1997, the Form S-4 Registration Statement dated January 23, 1998 and the Proxy Statement for the Special Meeting of Stockholders to be held on February 6, 1998.

         1.33 "QuadraMed Shares" shall mean the shares of QuadraMed Common Stock issuable as a portion of the Merger Consideration.

         1.34 "Real Property" shall mean all of the land, buildings, plants, facilities, installations, fixtures and other structures and improvements leased to the Company pursuant to the Real Property Leases (as defined below).

         1.35 "Real Property Leases" shall mean, collectively, any written real property leases to which the Company is a party.

         1.36 "Regulatory Action(s)" shall mean any material claim, demand, action or proceeding brought or instigated by any governmental authority in connection with any Environmental Law (including, without limitation, civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

         1.37    "SEC" shall mean the Securities and Exchange Commission.

         1.38 "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.39 "Software Products" shall mean any stand-alone software products (i.e., products where the principal component is not computer hardware) sold by QuadraMed or Acquisition Co. or their Affiliates.

         1.40 "Software Product Sales" shall mean (i) any sale of a Software Product by the Company in 1998 and on or prior to the Closing Date, (ii) any sale of a Software Product arising directly out of the presentation by QuadraMed and the Surviving Corporation to Columbia-HCA which is scheduled to take place on or about February 6, 1998 or any follow-up or continuation of such negotiations or discussions or (iii) the origination or generation of a sale of a Software Product after the Closing Date principally by the Division in which the Division (a) establishes or schedules an initial meeting with a prospective client or end-user to demonstrate such Software Product, (b) materially participates in the demonstration of such Software Product to a prospective client or end-user, (c) endorses such Software Product to a prospective client or end-user at the request of any other division of QuadraMed or such prospective client or end-user or (d) obtains the commitment or agreement of a prospective client or end-user to purchase such Software Product.

         1.41 "Stockholders" shall mean the holders of all of the issued and outstanding shares of Common Stock of the Company as of the date of this Agreement.

         1.42    "Stockholder Representative" shall mean Joseph J. Russo.

         1.43 "Surviving Corporation" shall mean Acquisition Co. as the surviving corporation following the Merger.

         1.44 "Tax(es)" shall mean all taxes or similar charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon the Company to which reference is being made or any Affiliate thereof or upon any consolidated, combined or unitary group of which any such entity is or was a member.

         1.45 "Tax Return(s)" shall mean all federal, state, foreign, local and other tax returns, reports and statements heretofore required to be filed by the Company to which reference is being made or by any consolidated, combined or unitary group of which the Company is or was a member.

                                  ARTICLE II.
                                   THE MERGER

         2.1 Merger. Subject to the terms and conditions hereof, the Merger shall be consummated in accordance with the Delaware Code as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX. At the Effective Date, subject to the terms and conditions of this Agreement and in accordance with the laws of Delaware, the Company shall be merged with and into Acquisition Co., which shall be the Surviving Corporation.

         2.2 Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the Stockholders, be converted into the right to receive a portion of the Merger Consideration as set forth in Section 2.3 below upon surrender of the certificates representing such shares and the execution of the documentation required herein. At the Effective Date, all rights in respect of such Company Common Stock shall cease to exist, other than the right to receive the Merger Consideration and all such shares shall be cancelled and retired. Until surrendered, each outstanding certificate which prior to the Effective Date represented issued and outstanding Company Common Stock shall be deemed for all corporate purposes to evidence the right to receive such amounts. Each share of Company Common Stock held in the Company's treasury immediately prior to the Effective Date shall, by virtue of the Merger, be cancelled and retired and cease to exist, without any conversion thereof.

         2.3 Merger Consideration. The Merger Consideration shall be distributed as follows and at the following times:

                                           Cash             QuadraMed        Contingent Payment Rights
                                           ----             ---------        ---------- ------- ------
                                                                Stock
                                                                -----
At Closing:
-- -------

Ruthann Russo                              $1,320,690       $4,292,632               1,785,000
Joseph J. Russo                            $676,992         $2,200,425               915,000
James J. Florio and Lucinda Florio         $73,988          $240,484                 100,000
Michael J. Perucci                         $73,618          $239,281                 99,500
Christopher B. Ferguson                    $125,780         $408,822                 170,000

After Notice of Merger and
----- ------ -- ------ ---
Delivery of Required Documentation:
-------- -- -------- -------------

Anthony E. Russo, Custodian for
Anthony Wayne Russo                        $6,782
Anthony E. Russo, Custodian for
Daniel Raymond Stankus                     $6,782
Anthony E. Russo, Custodian for
Kelsey Marie Russo                         $6,782
Anthony E. Russo, Custodian for
Analisa Jane Stankus                       $6,782
Thomas P. Stitt, Sr., Custodian for
Thomas P. Stitt, Jr.                       $5,425
Thomas P. Stitt, Sr., Custodian for
Andrew J. Stitt                            $5,425
Thomas P. Stitt, Sr., Custodian for
Victoria E. Stitt                          $5,425
Gary Del Sorro and Melanie Del Sorro,
Custodians for Sean Del Sorro              $5,425
Gary Del Sorro and Melanie Del Sorro,
Custodians for Ashley Del Sorro            $5,425
Esther Korybski                            $5,425
Robert Korybski                            $5,425
Ronald Korybski and Faye Korybski          $5,425
Richard Yuschak                            $10,850
Charlene Patterson                         $2,713
Joel H. Ziev                               $6,382           $20,744
Debra C. Ziev                              $6,382           $20,744
Thomas P. Stitt, Sr. and Melinda M. Stitt  $6,382           $20,744
Jennifer R. Rupnick                        $6,382           $20,744
Ralph A. Jiorle, Sr. and Lucy A. Jiorle    $12,764          $41,488
Ralph A. Jiorle, Jr. and Sharon J. Jiorle  $6,382           $20,744
Doanto N. Capobianco                       $6,382           $20,744
Thomas J. Kawtowski                        $6,382           $20,744
Craig W. Reynolds and Vera J. Reynolds     $6,382           $20,744

                                                            QuadraMed
                                                            ---------
                                           Cash                 Stock
                                           ----                 -----
Raymond A. Bartolaccci, Jr.                $6,382           $20,744
Orthopedic Associates of Greater Lehigh
Valley PA Profit Sharing Trust Dtd
9/17/87 FBO Norman L. Maron, M.D.          $25,529          $82,976
C. Douglas Cherry                          $6,382           $20,744
Glenn Clouser                              $6,382           $20,744
Fergo Brothers                             $25,529          $82,976
Predeep S. Ghia, M.D.                      $127,643         $414,879
Thomas A. Dagnelli                         $6,382           $20,744
J. Alexander Risser                        $6,382           $20,744
Greystone Paving & Contracting Co, Inc.    $25,529          $82,976
Linda R. Russo                             $6,382           $20,744





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

Gus Mildes                                 $6,382           $20,744
John R. Vivian                             $6,382           $20,744
Dennis M. Culnan                           $6,382           $20,744
Bruce J. Jiorle                            $25,529          $82,976
Wayne A. Russo                             $3,191           $10,372
Lynne V. Russo                             $3,191           $10,372
Mary Ann Marfia and John Marfia, Sr.       $6,382           $20,744
Laub Seidel Cohen & Hof Employees PST
Plan 003 UAD 1/19/91 FBO Daniel Cohen      $6,382           $20,744
Zoffinger Family Ltd. Partnership          $6,382           $20,744
Orthopedic Associates of Greater Lehigh
Valley FBO Vito A. Loguidice, M.D.         $6,382           $20,744
Mariner Group, Inc. Profit Sharing
Thrift Savings Plan                        $6,382           $20,744
Josephine F. D'Amato                       $6,382           $20,744
Rosalie Russo and John Russo               $6,382           $20,744
Ezio Rossi and Jean Rossi                  $6,382           $20,744
Frank Beruta                               $6,382           $20,744

Notwithstanding the foregoing, any Non-Founding Stockholder (other than stockholders receiving all cash in the Merger) may, in lieu of receiving the Merger Consideration set forth above elect to receive, by delivery to Acquisition Co. of the election referred to below, a combination of cash, QuadraMed Stock and Contingent Payment Rights determined by allocating all the cash, QuadraMed Stock and Contingent Payment Rights to be paid to the Founding Stockholders (and the cash and QuadraMed Stock that would have been paid all such electing Non- Founding Stockholders) among all Founding Stockholders and all such electing Non-Founding Stockholders in proportion to their respective ownership of Company Common Stock. At the time such Non-Founding Stockholders are given notice of the Merger pursuant to Section 2.14, such Non-Founding Stockholders will be advised of the right to make this election. Such election, if made, shall be irrevocable, and shall be made, if at all, in accordance with the procedures set forth in the notice materials. In the absence of a valid election, such Non-Founding Stockholders shall receive the Merger Consideration set forth in Section 2.3 above. Each Founding Stockholder acknowledges and agrees to the election right provided above, and each Founding Stockholder agrees to any resulting adjustment to each Founding Stockholder's proportionate share of the Merger Consideration (i.e., an increase in QuadraMed Shares and cash and a decrease in Contingent Payment Rights).

         2.4 Acquisition Co. Common Stock. Each share of Acquisition Co. Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding.

         2.5 Company Stock Options. At the Closing, each of the employee stock options set forth on Schedule 2.5 issued by the Company pursuant to the Cabot Marsh Corporation 1997 Incentive Stock Option Plan (the "Plan") shall be converted into and become identical rights with respect to QuadraMed Common Stock and QuadraMed shall assume each such Company option, in accordance with the terms of the Plan, except from and after the Closing (i) the number of shares issuable upon exercise of each such stock option shall be an amount equal to $3.3724 divided by the Fair Market Value of the QuadraMed Shares at Closing (in each case rounding down to the nearest share); (ii) the exercise price of each such stock option shall be the Fair Market Value of the QuadraMed Shares at Closing; and (iii) QuadraMed and its Compensation Committee shall be substituted as the "Committee" administering the Plan pursuant to the terms thereof.

         2.6 Execution of Certificate of Merger. At the Closing, Acquisition Co. and the Company shall complete and execute the Certificate of Merger, substantially in the form attached hereto as Exhibit "A" and incorporated herein by this reference (the "Certificate of Merger"), and shall cause the Certificate of Merger to be delivered to the Delaware Secretary of State for filing as provided in Section 251 of the Delaware Code. The parties hereto will also execute and deliver such other documents or certificates as may be required to effect the Merger.

         2.7 Effect of the Merger. The Merger shall have the effects set forth in Section 259 of the Delaware Code.

         2.8 Certificate of Incorporation; Bylaws. As of the Effective Date, the Certificate of Incorporation of Acquisition Co. shall be the Certificate of Incorporation of the Surviving Corporation, and the Bylaws of Acquisition Co. shall be the Bylaws of the Surviving Corporation; except that the First Article of the Certificate of Incorporation of Acquisition Co. is hereby amended in its entirety to read as follows:

                 "The name of the corporation is Cabot Marsh Corporation."

         2.9 Directors. The directors of Acquisition Co. as of the Effective Date shall be the directors of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         2.10 Officers. The following individuals as of the Effective Date shall be the officers of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise provided by law:

        James D. Durham                       Chairman of the Board
        James D. Durham                       President
        Ruthann Russo                         Vice President
        Joseph J. Russo                       Vice President
        James D. Durham                       Chief Executive Officer
        John V. Cracchiolo                    Treasurer
        Keith M. Roberts                      Secretary

         2.11 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Article XII, the Closing of the transactions contemplated by this Agreement shall take place at the principal executive offices of QuadraMed, 80 East Sir Francis Drake Boulevard, Suite 2A, Larkspur, California 94939 as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII, VIII and IX.

         2.12 Closing Obligations of Company and Founding Stockholders. At the Closing, the Company and the Founding Stockholders shall deliver or cause to be delivered to QuadraMed and Acquisition Co.:

                 (a) the certificates representing the shares of Company Common Stock owned by the Stockholders, duly endorsed in blank (or accompanied by duly executed stock powers);

                 (b)      the Certificate of Merger duly executed for filing;

                 (c) the closing certificate required by Section 8.3 below;

                 (d)      the opinion of counsel required by Section 8.4 below;

                 (e) a certificate of the Secretary of the Company attesting to the incumbency of the officers executing the Agreement and the other agreements and certificates delivered by the Company at the Closing and certifying to the authenticity of the Certificate of Incorporation and Bylaws of the Company, each as amended;

                 (f) written resolutions of the Stockholders and Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of the Company;

                 (g) the Employment Agreements, substantially in the form attached hereto as Exhibit "B" and incorporated herein by this reference, executed by each of the Principal Stockholders;

                 (h) the Non-Competition and Non-Interference Agreements, substantially in the form attached hereto as Exhibit "C" and incorporated herein by this reference, executed by each of the Principal Stockholders;

                 (i) the Releases, substantially in the form attached hereto as Exhibit "D" and incorporated herein by this reference, executed by each of the Principal Stockholders;

                 (j) resignation letters of each of the directors of the Company dated effective as of the Closing;

                 (k) a certificate of good standing for the Company certified by the Delaware Secretary of State not more than ten (10) days prior to the Closing; and

                 (l) such other documents as may be reasonably requested by counsel for QuadraMed and Acquisition Co. as necessary to consummate the transactions contemplated by this Agreement.

         2.13 Closing Obligations of QuadraMed and Acquisition Co. At the Closing, QuadraMed and Acquisition Co. shall deliver or cause to be delivered to the Company and the Stockholders:

                 (a)      the Closing Consideration;

                 (b)      the Certificate of Merger duly executed for filing;

                 (c) the closing certificate required by Section 9.3 below;

                 (d)      the opinion of counsel required by Section 9.4 below;

                 (e) a certificate of the Secretary of each of QuadraMed and Acquisition Co. attesting to the incumbency of the officers executing the Agreement and the other agreements and certificates delivered by QuadraMed and Acquisition Co. at the Closing;

                 (f) written resolutions or minutes of the Board of Directors of each of QuadraMed and Acquisition Co. authorizing the execution, delivery and performance of this Agreement, each certified by the Secretary of QuadraMed and Acquisition Co., respectively;

                 (g) the Employment Agreements, substantially in the form attached hereto as Exhibit "B" and incorporated herein by this reference, executed by QuadraMed; and

                 (h) such other documents as may be reasonably requested by counsel for the Company and the Stockholders as necessary to consummate the transactions contemplated by this Agreement.

         2.14 Notice to Non-Founding Stockholders. Within twenty (20) days of the Closing, the Surviving Corporation shall deliver notice of the transactions approved by the Stockholders hereunder to the Non-Founding Stockholders, together with a transmittal disclosing all material facts regarding the transactions contemplated hereby, in form and substance reasonably acceptable to counsel for QuadraMed, Acquisition Co. and the Stockholders, such transmittal to also include a Written Consent of the Stockholders ratifying the Merger and the transactions contemplated by this Agreement (the "Stockholders Consent"), instructions to the recipients thereof regarding the requirements for receipt of their proportionate share of the Merger Consideration and a description of their statutory appraisal rights (as more fully set forth in Section 2.17 below).

         2.15 Obligations of Non-Founding Stockholders. As a condition precedent to the delivery of the applicable portion of the Merger Consideration to each Non-Founding Stockholder, he, she or it shall deliver or cause to be delivered to QuadraMed and Acquisition Co.: (i) the certificates representing the shares of Company Common Stock owned by such Non-Founding Stockholders, duly endorsed in blank (or accompanied by duly executed stock powers); (ii) subscription documents for the QuadraMed Shares in form and substance reasonably acceptable to counsel for QuadraMed and Acquisition Co. and the Stockholders; (iii) an executed counterpart signature page to the Stockholders Consent; and (iv) such other documents as may be reasonably requested by counsel for QuadraMed and Acquisition Co. as necessary to consummate the transactions contemplated by this Agreement.

         2.16    Contingent Payment Rights.

                 (a) Each Contingent Payment Right shall represent only a right to receive a cash payment (the "Earn-Out") from QuadraMed and Acquisition Co., subject to the terms set forth in this Section 2.16. The amount of any Earn-Out payment payable with respect to each Contingent Payment Right shall be equal to the aggregate Earn-Out payment payable, calculated as set forth below, divided by the total number of Contingent Payment Rights as set forth in
Section 2.3 above. Not later than twenty (20) days following the completion of the audit of QuadraMed's financial statements for each Earn-Out Year (as defined below), QuadraMed and Acquisition Co. shall prepare and deliver to the Founding Stockholders a statement (the "Earn-Out Statement") setting forth the amount of Software Product Sales and the amount of the Earn-Out, if any, payable for such Earn-Out Year in accordance with this Section 2.16 and a reasonably detailed description of the calculations of such Software Product
Sales and Earn-Out amount.   Each Founding Stockholder acknowledges and agrees
that the calculation of the amount of Software Product Sales may differ from the amount of software sales set forth in the profit and loss statement for the Division. The amount of the Earn-Out payment reflected on the Earn-Out Statement shall be paid by QuadraMed to the holders of Contingent Payment Rights not later than the tenth (10th) business day following the date the Earn-Out Statement is required to be delivered to the Founding Stockholders entitled to receive payment (the "Earn-Out Payment Date"). Any objections made to the calculation of the Software Product Sales and/or the amount of the Earn-Out payment shall be resolved in accordance with Section 2.16(e) below. Contingent Payment Rights shall not possess any attributes of common stock or other security and shall not entitle the holders of the Contingent Payment Rights to any rights of any kind other than as specifically set forth in this Agreement.

                 (b) The term "Earn-Out Year" shall refer to each of the following twelve (12) month periods: (i) the period from January 1, 1998 through December 31, 1998 and (ii) the period from January 1, 1999 through December 31, 1999.

                 (c) The Earn-Out payments shall determine by measuring Software Product Sales for Earn-Out Years 1998 and 1999 against Threshold Software Product Sales and Maximum Software Product Sales for such Earn-Out Years. The Threshold Software Product Sales for 1998 shall be $2,500,000 and the Maximum Software Product Sales for 1998 shall be $3,500,000. The Threshold Software Product Sales for 1999 shall be $5,000,000 and the Maximum Software Product Sales for 1999 shall be $7,500,000.

                 (d) Failure to achieve the Threshold Software Product Sales amount in any Earn-Out Year will result in no Earn-Out payment being made for that Earn-Out Year. Achieving the Threshold Software Product Sales shall result in an Earn-Out payment of $1,000,000 being made for Earn-Out Year 1998 and $3,500,000 for Earn-Out Year 1999. Achieving the Maximum or greater Software Product Sales in any Earn-Out Year will result in the Maximum Earn-Out payment to all holders of Contingent Payment Rights, which results in an Earn-Out payment of $2,000,000 being made for Earn-Out Year 1998 and $5,000,000 being made for Earn-Out Year 1999. Software Product Sales in any Earn-Out Year which is between the Threshold and Maximum Software Product Sales amount for such year will result in an Earn-Out payment to all holders of Contingent Payment Rights, collectively, being made for that Earn-Out Year calculated as follows:

        Aggregate Earn-Out payment =   $1,000,000 + [(X-Y)/(Z-Y)] x $1,000,000
                                       for Earn-Out Year 1998

        Aggregate Earn-Out payment =   $3,500,000 + [(X-Y)/(Z-Y)] x $1,500,000
                                       for Earn-Out Year 1999

        Where X = the actual Software Product Sales for an Earn-Out Year;
              Y = the Threshold Software Product Sales for an Earn-Out Year;
        and   Z = the Maximum Software Product Sales for an Earn-Out Year.

        Note: X will be calculated to four decimals places and rounded to the nearest four decimals.

                 (e) If the Stockholder Representative shall have any objections to the Earn-Out Statement, such Stockholder Representative shall deliver a reasonably detailed statement describing its objections to Acquisition Co. within thirty (30) days after receiving the Earn-Out Statement in question. In the event such statement is not delivered to Acquisition Co. within such thirty (30) day period, Acquisition Co.'s calculation of Software Product Sales and the Earn-Out payment, as set forth in the Earn-Out Statement, shall be conclusive as to all Stockholders. The Stockholder Representative and Acquisition Co. will use reasonable efforts to resolve any objections to the calculation of Software Product Sales and/or the Earn-Out Payment which are timely raised by the Stockholder Representative. If the parties do not obtain a final resolution within twenty (20) days after Acquisition Co.'s receipt of a statement of objections, the Stockholder Representative and Acquisition Co. will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Stockholder Representative and Acquisition Co. are unable to agree on the choice of an accounting firm, such accounting firm will be selected by lot from a list of nationally recognized accounting firms, after excluding the regular outside accounting firms of Acquisition Co. and the Stockholder Representative. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. If such accounting firm determines that the Stockholders are entitled under this Section 2.16 to an additional payment from QuadraMed and Acquisition Co., QuadraMed and Acquisition Co. shall pay such amount with interest from the Earn-Out Payment Date to the date such amount is actually paid at the prime rate of interest as announced by Citibank, N.A. from time to time. In the event that the parties submit any unresolved objections to an accounting firm for resolution as provided in this Section 2.16(e), the fees and expenses of the accounting firm shall be borne (i) by the Founding Stockholders if such accounting firm determines that no additional payment is due to the Founding Stockholders, (ii) equally by Acquisition Co. and the Stockholder Representative if the payment which such accounting firm determines to be due to the Stockholders does not exceed the Earn-Out payment reflected on the Earn-Out Statement by more than $100,000 or (iii) by Acquisition Co. if the payment which such accounting firm determines to be due to the Founding Stockholders exceeds the Earn-Out payment reflected on the Earn- Out Statement by more than $100,000.

                 (f) The Contingent Payment Rights are personal to each initial holder thereof and shall not be transferable for any reason other than
(i) to an affiliate of such holder, (ii) to another holder of Contingent Payment Rights, (iii) by operation of law or by will or the laws of descent and distribution or (iv) for estate planning purposes with QuadraMed's prior written consent, which consent shall not be unreasonably withheld, but may be withheld if a proposed transfer would result in an undue administrative burden. Any attempted transfer of a Contingent Payment Right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

                 (g) Payment of the Earn-Out shall be made by cashier's check or certified check or, if requested by a person entitled to receive payment, by wire transfer of immediately available funds to an account specified by such person, after taking such action as is necessary to assure that all applicable federal or state income withholding and any other taxes are withheld and deducted from such funds otherwise to be paid to the holders of Contingent Payment Rights. Each payment of the Earn-Out shall, to the extent required by law, be deemed to include interest at the applicable federal rate under the Code (it being understood that such deemed interest will not affect the amount due and payable, if any, under this Section 2.16).

                 (h) Notwithstanding anything to the contrary contained in this Section 2.16, QuadraMed shall pay any and all amounts due for any Earn-Out Year in newly-issued shares of QuadraMed Common Stock valued at their Fair Market Value at the time of issuance to the extent required to ensure that fifty percent (50%) of the Merger Consideration is paid in shares of QuadraMed Common Stock.

         2.17 Appraisal Rights. To the extent required under the Delaware Code, notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Closing and which are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly, in writing, appraisal for such shares in accordance with the applicable provisions of the Delaware Code (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the applicable provisions of the Delaware Code, except that all Dissenting Shares held by Stockholders who failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the applicable provisions of the Delaware Code shall thereupon be deemed to have converted into and to become exchangeable, as of the expiration of the statutory notice period following the Closing, of the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.15 above, of the certificate or certificates that formerly evidenced such shares of Company Common Stock. Any payments required to be made to the holders of any Dissenting Shares shall be funded by QuadraMed.

         2.18 Private Placement. The QuadraMed Shares to be issued to the Stockholders pursuant to this Agreement will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, and applicable state securities laws. The Founding Stockholders hereby agree to take all actions and execute all subscription and other documents to qualify issuance of the QuadraMed Shares for such exemptions.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY AND THE STOCKHOLDERS

         The Company and each of the Principal Stockholders hereby jointly and severally represent and warrant to QuadraMed and Acquisition Co. as follows:

         3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses and to enter into, deliver and perform its obligations under and to consummate the transactions contemplated by this Agreement.

         3.2 Certificate of Incorporation and Bylaws. The Company has delivered to QuadraMed and Acquisition Co. true, correct and complete copies of its Certificate of Incorporation and Bylaws together with all amendments to each through the date hereof, and such documents are in full force and effect.

         3.3 Corporate Minutes. The Company has made available to QuadraMed and Acquisition Co. true, correct and complete copies of its minute books, stock certificate books and corporate records, and such books and records reflect all issuances of equity and debt securities of the Company or rights to acquire any such securities, and contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors (and any committees thereof) and stockholders of the Company.

         3.4 Qualifications To Do Business. The Company is qualified to do business and is in good standing in each jurisdiction (listed on Schedule 3.4 to this Agreement) where the character or location of property owned and leased, the employment of personnel or the nature of the business and activities conducted by the Company, as the case may be, require such qualification, licensing or domestication, except in such jurisdictions where the failure to be so qualified, licensed or domesticated and to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 3.4, the Company does not file franchise, income or other tax returns in any jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.

         3.5 Capitalization. As of the date of this Agreement, the only authorized capital stock of the Company consists of 10,000,000 shares of capital stock, $0.01 par value, of which 3,410,000 shares are issued and outstanding. All issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to, nor were any issued in violation of, any preemptive rights. Except as set forth on Schedule 3.5, there are not and, as of the Closing, there will not be, any outstanding convertible securities of the Company or options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any securities of the Company. Except as set forth in Schedule 3.5, the Company and the Stockholders are not party to any voting trust agreements or other Contracts, agreements or arrangements restricting voting rights or transferability with respect to the issued and outstanding Company Common Stock.

         3.6 Ownership of Shares; No Change. As of the date of this Agreement and as of the Closing, the Stockholders do and will own all of the issued and outstanding Company Common Stock. Each of the shares of Company Common Stock to be tendered by the Stockholders at the Closing is free and clear of any Encumbrance, and at the Closing, each of such shares of Company Common Stock will be free of any Encumbrance. The Stockholders have full power and authority to convey good marketable title to the shares of Company Common Stock owned by them free and clear of any Encumbrances.

         3.7 Subsidiaries and Other Affiliates. The Company does not have any subsidiaries and, except as set forth on Schedule 3.7, does not own, either directly or indirectly, any interest or investment, or any obligation, option or right to acquire any interest, direct or indirect, in any other corporation or other entity.

         3.8 Authority. The Company has the necessary corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by the Board of Directors and Stockholders of the Company in accordance with applicable law. No further corporate action will be necessary on the part of the Company to make this Agreement valid and binding upon the Company in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by the Company and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Neither the execution, delivery nor performance of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with the terms and provisions of this Agreement nor the Certificate of Merger will result in a violation or breach of any term or provision of the Company's Certificate of Incorporation or Bylaws, or of any material statute, rule or regulation applicable to the Company or its businesses, properties, assets or personnel, or conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), nor give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, Contract or agreement to which the Company is a party or to which its properties or assets are subject, or any instrument, judgment, decree, writ or other restriction to which the Company is a party or by which the Company or its businesses, properties, assets or personnel are bound. Except for filing the Certificate of Merger with the Delaware Secretary of State and obtaining any necessary third-party consents set forth on Schedule 3.8, the Company is not required to obtain the consent of any third-party or to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated herein.

         3.9 Company Financial Statements. The Company has delivered to QuadraMed and Acquisition Co. true, complete and correct copies of the Company Financial Statements. Except as set forth on Schedule 3.9, the Company Financial Statements present fairly in all material respects the financial condition of the Company at said dates and the results of its operations, changes in stockholders' equity and cash flows for the periods therein specified, and have been prepared from the books and records of the Company in accordance with GAAP, consistently applied and maintained throughout the periods indicated.

         3.10 Undisclosed Liabilities. Except for liabilities disclosed or provided for on the Company Financial Statements, liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997, and liabilities set forth on Schedule 3.10, the Company does not have any direct or indirect indebtedness, liability, losses or obligation, accrued, absolute or contingent of a kind required by GAAP to be set forth on audited financial statements, including the notes thereto.

         3.11    Absence of Certain Changes.  Except as set forth on Schedule
3.11 or as provided for in this Agreement, since December 31, 1997, the Company has conducted its business only in the ordinary course and consistent with prior practice, and the Company has not:

                 (a) discharged or satisfied any Encumbrances or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Company Financial Statements and current liabilities incurred since December 31, 1997 in the ordinary course of business;

                 (b) declared or made any payment of any dividend, or made any other distribution upon or in respect of any of its shares of capital stock, or purchased, retired or redeemed any of the shares of its capital stock or any other securities, including any warrants or options to purchase any capital stock, or obligated itself to do any of the foregoing;

                 (c) subjected (or permitted to be subjected) any of its property, business or assets, tangible or intangible to any Encumbrances other than in the ordinary course of business;

                 (d) sold, transferred, leased to others or otherwise disposed of any of its assets or cancelled or compromised any debt or claim, or waived or released any claim or right of substantial value except in the ordinary course of business consistent with prior practice;

                 (e) terminated or received any notice of termination of any Contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                 (f) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, distributors, formulators, customers or suppliers;

                 (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, or entered into any agreement or commitment relating to, any license, patent, copyright, trademark, trade name, permit, consent, approval, invention, product registration or similar rights, domestic or foreign, or modified any existing rights with respect thereto, other than in the ordinary course of business;

                 (h) adopted, entered into or amended any Employee Benefit Plan or made any change in the actuarial methods or assumptions used in funding or determining benefit equivalences thereunder, made any change in the rate of compensation, commission, bonus, deferred compensation arrangement or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus (cash or non-cash), extra compensation, deferred compensation arrangement or severance or vacation pay, to any stockholder, director, officer, employee, salesman or distributor of the Company or hired or entered into any employment agreement or arrangement with any person;

                 (i) issued or sold any shares of its capital stock or other securities, or issued, granted or sold any options, rights or warrants with respect thereto, or acquired any capital stock or other securities of any Person, or any equity interest in any Person or otherwise made any loan or advance to or investment in any Person, except for short-term investments in cash and cash equivalents made in the ordinary course of business and consistent with prior practice;

                 (j) made any capital expenditures or capital additions or betterments or commitments therefor in excess of $10,000 individually or $25,000 in the aggregate;

                 (k) instituted, settled or agreed to settle, or suffered any adverse determination in, any litigation, action or proceeding before any court or governmental body (domestic or foreign) relating to the Company or its businesses, assets or properties;

                 (l) accepted any Contract for performance of services or orders in a material amount from any hospital, health care provider or other customer under conditions relating to price, terms of payment, time of delivery or performance or like matters differing materially from the conditions regularly and usually specified on acceptance of Contract or orders for similar services or merchandise from said customer or customers who are similarly situated, or made any change in its selling, pricing, advertising or personnel practices, inconsistent with its prior practices and prudent business practices prevailing in the industry;

                 (m) revalued any of its assets or written off as uncollectible any notes or accounts receivable which, individually or in the aggregate, is material to the Company or its businesses, except writedowns and write-offs in the ordinary course of business.

                 (n) entered into any agreement or made any commitment to take any of the actions described in paragraphs (a) through (m) above; or

                 (o)      experienced any Material Adverse Effect.

                 3.12 Assets. Except as set forth on Schedule 3.12, the Company has good and marketable title to, or a valid leasehold interest in or other legal right to use, all of the properties and assets it owns or uses in its business. None of such assets or properties are subject to any Encumbrances, except (i) Encumbrances and leases incurred or made in the ordinary course of business which are not substantial in character, amount or extent and do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company, (ii) liens for Taxes, assessments or other governmental charges or levies which are either not yet delinquent or are being contested in good faith and by appropriate proceedings, can be paid without penalty and which do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company or
(iii) as reflected on the Company Financial Statements.  Except as set forth on
Schedule 3.12, all of such properties and assets owned, leased or used by the Company have been maintained in accordance with customary industry practices, are in good operating condition and repair except for normal wear and tear, are suitable for the purposes used, are directly related to the business of the Company and are adequate and sufficient for all current operations of the business of the Company.

         3.13    Real Property Matters. The Company owns no real property.
Schedule 3.13 includes a complete and accurate list of all Real Property Leases. Except as disclosed on Schedule 3.13, there are no tenants (other than the Company) occupying space on any Real Property. Each of the Real Property Leases is valid and enforceable in accordance with its terms, the Company has not received any notice of any, and there exists no event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default in any material respect under any Real Property Lease and, except as set forth on Schedule 3.13, all lessors (and, if applicable, all mortgagees with respect to Real Property Leases covering Real Property which is encumbered by a mortgage) under the Real Property Leases (or mortgages) have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations thereunder. None of the property subject to any Real Property Lease is subject to any Encumbrance, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation as might in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business and operations of Company.

         3.14 Intellectual Property. Schedule 3.14 sets forth all Intellectual Property of the Company other than goodwill, trade secrets and confidential business information. Except as set forth on Schedule 3.14, the Company is not in material violation of, or materially infringing upon, any patent, trademark, service mark, trade name, copyright or franchise of any third-party, and no claims have been asserted, nor is there any litigation pending or, to the knowledge of the Company and the Founding Stockholders threatened claiming such infringement. Except as set forth on Schedule 3.14, the Company has not licensed or encumbered any material item of its Intellectual Property to any third- party, nor have any other material distribution rights been granted by the Company to a third-party. Except as set forth on Schedule 3.14, the Company has not entered into any other material agreements whereby the Company has been appointed as a distributor or licensee of any products, patents or trademarks owned by a third-party. Except as set forth on Schedule 3.14, the Company has not entered into any agreement which materially restricts or affects the use of any of the

Intellectual Property. The Company is not in breach of any agreement set forth in Schedule 3.14, nor have any claims with respect to any agreement been asserted nor is there any litigation pending or, to the knowledge of the Company and the Founding Stockholders threatened claiming any such breach, nor have any claims been asserted that any of the terms and conditions of such agreements violate the laws of any jurisdiction or treaty. Except as provided in Schedule 3.14, the Company owns or has licensed from third-parties, and has the right to use, all necessary Intellectual Property in order to conduct its business in all material respects as currently conducted and has used reasonable efforts to protect its rights in and to maintain the secrecy of its trade secrets and other proprietary rights and information. All Intellectual Property (including Intellectual Property relating to software) owned or controlled by Cabot Marsh Software Corporation ("CMSC") at any time has been duly, validly and unconditionally assigned, conveyed and transferred to the Company, and CMSC has no remaining interest therein.

         3.15 Proprietary Information of Third Parties. To the knowledge of the Company and each of the Principal Stockholders, no third- party has claimed or has reason to claim that any Person employed by, or serving as an independent contractor of, the Company has (i) violated or may be violating any terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third-party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information of documentation of such third-party or (iii) interfered or may be interfering in the employment relationship between such third-party and any of its present or former employees. No third-party has requested information from the Company or any Stockholder which suggests that such a claim might be contemplated. To the knowledge of the Company and each of the Principal Stockholders, no person employed by or serving as an independent contractor of the Company has employed or proposed to employ any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of the Company and each of the Principal Stockholders, no person employed by, or serving as an independent contractor of, the Company has violated any confidential relationship which such person may have had with any third-party, in connection with the development, manufacture or sale of any product or proposed product for the development or sale of any service or proposed service of the Company, and the Company has no reason to believe that there will be any such employment or violation. Neither the execution nor delivery of this Agreement or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in the breach of the terms, conditions or provisions of or constitute a default under any Contract, covenant or instrument under which any such Person is obligated.

         3.16 Software. Schedule 3.16 contains a complete and accurate list of all proprietary software that the Company has marketed or licensed to third-parties (the "Owned Software"). Except as set forth on Schedule 3.16, the Company has title to the Owned Software, free and clear of all Encumbrances, including claims or rights of employees, agents, consultants, investors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth on Schedule 3.16, and except for commercially available, over-the-counter "shrink-wrap" software and hardware and host system operating software utilized by the Company's customers, the Owned Software is not dependent on any Licensed Software (as defined below) in order to operate fully in the manner in which it is intended.
Schedule 3.16 contains a complete and accurate list of all material software (other than commercially available over-the-counter "shrink-wrap" software) under which the Company is a licensee, lessee or otherwise has obtained the right to use (the "Licensed Software"). Except as disclosed on Schedule 3.16, the Company is in compliance in all material respects with all applicable provisions of such agreements, and such instances of non-compliance disclosed on Schedule 3.16 would not, in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 3.16, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software by the Company. Schedule 3.16 states with respect to any items disclosed thereon the duration of the applicable license. No party to whom the Company has disclosed Licensed Software has, to the knowledge of the Company and each of the Principal Stockholders, breached any obligation of confidentiality imposed on them by the Company relating thereto. The Owned Software and Licensed Software constitute all software used in the business of the Company (collectively, the "Company Software"). The Owned Software performs in accordance with the user manual and other Company documentation used in connection with the Owned Software and is free of defects in programming and operation (except defects caused by third parties or the misuse of the software or immaterial software bugs), is in machine-readable form, contains all current revisions of such software and includes all computer programs, materials, know-how and processes related to the Owned Software. The Company has made available to QuadraMed and Acquisition Co. complete and correct copies of all user and technical documentation related to the Owned Software. Except as disclosed on Schedule 3.16, the transactions contemplated herein will not cause a breach or default under any licenses, leases or similar agreements relating to the Company Software or impair QuadraMed's or Acquisition Co.'s ability to use the Company Software in the same manner as such computer software is currently used by the Company. The Company is not infringing in any material respect any Intellectual Property rights of any other person or entity with respect to the Company Software, and, to the knowledge of the Company and each of the Principal Stockholders, no other person or entity is infringing any Intellectual Property rights of the Company with respect to the Company Software. Except as set forth on Schedule 3.16, the Company does not have any obligation to compensate any person for the development, use, sale or exploitation of the Owned Software nor has the Company granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Owned Software, whether requiring the payment of royalties or not. The Company has kept secret and not disclosed the source code for the Owned Software to any person or entity other than certain employees of the Company. Schedule 3.16 sets forth all patents applied for and any copyrights registered for any part of the Owned Software. Schedule 3.16 lists and separately identifies all agreements pursuant to which the Company has been granted rights to market software owned by third-parties, and Schedule 3.16 lists and separate identifies all agreements pursuant to which the Company has granted marketing rights in the Company Software to third- parties. No employee of the Company is in default under any term of any employment Contract, agreement or arrangement relating to the Company Software or noncompetition arrangement, or any other Contract or any restrictive covenant relating to the Company Software or its development or exploitation. Schedule 3.16 sets forth a list of all Persons that have provided the Company with Contract programmers (other than employees of the Company), independent contractors and nonemployee agents who have performed, within the last three (3) years, written source code for the Owned Software for the Company and identifies all Contracts and agreements pursuant to which such services were performed. Other than as set forth in Schedule 3.16, the Owned Software was developed entirely by the employees of the Company during the time they were employees only of the Company and such Owned Software does not include any inventions of the employees made prior to the time such employees became employees of the Company nor any Intellectual Property of any previous employer of such employee.

         3.17 Tax Matters. All Tax Returns and reports of the Company required by law to be filed as of the Closing have been or will be duly filed, and all Taxes imposed upon the Company or any of its properties, assets or income which are due and payable as of the Closing or claimed by any taxing authority to be due and payable as of the Closing have been paid or reserved for as of the Closing, other than taxes, assessments, fees and charges being contested in good faith by the Company concerning an amount which in the aggregate, is not material to the business of the Company. The Company has paid or made provision for the payment of all unpaid Taxes of the Company accrued for or applicable to the period ended on the Closing and all years and periods prior thereto and for which the Company is liable in its own right or as transferee of the assets of, or successor to, any other Person or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any Tax Return for any such period). The Company utilizes the accrual method of accounting for tax purposes. Except as set forth on Schedule 3.17, there are no claims for Taxes pending against the Company and the Company does not know of any threatened claim for Tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the IRS or any other taxing authority. Except as set forth on Schedule 3.17, neither the federal income Tax Returns of the Company or of its Affiliates have been examined by the IRS. Except as set forth on Schedule 3.17, no material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of the Company or any of its Affiliates which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability of the Company for Taxes for any other period not so examined. The Company has no liability for any federal, state or other Taxes of any other Person, including, without limitation, by reason of the application of Treas. Reg. Section 1.1502-6. The Company is not required to file any tax returns or to pay any Taxes in foreign countries. The Company has paid or is withholding and will pay when due to the proper taxing authorities all withholding amounts required to be withheld with respect to all Taxes on income, unemployment, social security or other similar programs or benefits with respect to salary and other compensation of directors, officers and employees of the Company.
Schedule 3.17 lists those states where the Company or any Affiliate has been, or will be with respect to the operations or activities on or prior to the Closing, required to file a Tax Return. The Company and each of its Affiliates has filed all Tax Returns, including IRS Forms 1099, required to be filed and has reported accurately all information required to be included on such Tax Returns in all material respects. Except as set forth on Schedule 3.17, neither the Company nor any Affiliate has executed a waiver or consent extending any statute of limitation for the assessment or collection of any tax, which waiver or consent remains in effect nor has such waiver or consent been requested by the IRS or any other taxing authority. Except as set forth on Schedule 3.17, neither the Company nor any Affiliate has received a tax ruling or entered into any agreement with any taxing authority, which ruling or agreement has or could have an effect on the Taxes of the Company or any Affiliate payable on or after the Closing. Except as set forth on Schedule 3.17, neither the Company nor any Affiliate has any employee pension benefit plan (as defined in Section 3(2) of ERISA), welfare benefit plan (as described in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangements. Except as set forth on Schedule 3.17, neither the Company nor any Affiliate has been included in a federal consolidated income tax return and/or state consolidated, combined or unitary income tax return. The Company has not at any time consented to have the provisions of Section 341(f) of the Code apply to it. None of the Stockholders is a "foreign person" as that term is defined in Section 1445(f)(3) of the Code. The basis of any depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery), of the Company, have been computed in good faith compliance with the Code and the regulations thereunder. Except as set forth on Schedule 3.17, the Company is not a party to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for federal income tax purposes. The Company is not a party to any tax sharing agreement. The Company is not and will not be required to recognize after the Closing any taxable income in respect of accounting method adjustments required to be made under any applicable tax law, other than as set forth on Schedule 3.17 (which describes such adjustment, the reason therefor and the amount or estimated amount (which estimate has been made in good faith, and is considered reasonable) of such adjustment. The Company has not made or become obligated to make, and will not as a result of any event connected with the transactions contemplated by this Agreement become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

         3.18    Legal and Regulatory Matters.  Except as set forth on Schedule
3.18 (i) there is no claim, suit, action, arbitration, governmental investigation or other proceeding, nor any order, decree or judgment pending or in effect, or, to the knowledge of the Company and each of the Principal Stockholders, threatened by, against or relating to the Company or any of its properties, or the transactions contemplated hereby, (ii) there are no judgments, decrees or orders enjoining the Company in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any aspect of the business of the Company, (iii) the Company has complied and is complying with all laws, ordinances, treaties and governmental rules, orders and regulations applicable to it or its properties, assets, personnel or business, except where non-compliance would not have a Material Adverse Effect, (iv) the Company has obtained all material Licenses necessary for the ownership of its properties and the conduct of its business as currently conducted, and all such Licenses are currently in full force and effect and (v) the Company has provided QuadraMed and Acquisition Co. with access to all Government Communications and has delivered to QuadraMed and Acquisition Co. a true and complete copy of all Government Communications received by the Company since December 31, 1997, and all Government Communications as to which any unresolved issue remains.

         3.19 Labor Relations. The Company has not been nor is it a party to any collective bargaining agreements with respect to any of its employees or with respect to any Contract or agreement with a labor union or any local or subdivision thereof, nor has it been charged with any unresolved unfair labor practices, nor, to the knowledge of the Company and each of the Principal Stockholders, is there any present union organizing activity among any of its employees. To the knowledge of the Company and each of the Principal Stockholders, there are no material controversies, claims, suits, actions or proceedings pending or threatened between the Company and its employees. The Company has complied in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, employment practices, terms and conditions of employment, collective bargaining, equal opportunity or similar laws and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

         3.20 Billings; Customers. Except as set forth on Schedule 3.20, to the knowledge of the Company and the Principal Stockholders (i) all billings to customers which are party to oral or written Contracts of the Company have been accurate in all material respects, (ii) there are no oral agreements or side deals with such customers or individuals associated therewith, (iii) there are no existing, threatened or suspected disputes, offsets or counterclaims regarding any services rendered or billings to such customers. Neither the Company nor any of the Principal Stockholders have received any notice from, or has any knowledge that, any current customer of the Company has taken or will take any steps that could disrupt the business relationship of the Company with such customer in any material respect.

         3.21 Insurance. The Company maintains valid policies of workers' compensation insurance, and of other insurance with respect to its properties and business of the kinds and in the amounts not less than is customarily obtained by corporations engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability, product liability and other risks. Schedule 3.21 lists all insurance policies of the Company, indicating the risks insured against, carrier, policy number, amount of coverage (including deductible), premiums and expiration dates. Except as set forth on Schedule 3.21, such policies are in full force and effect and all premiums now due and owing with respect to such policies have been paid in full, and the Company has not made any borrowings or incurred any indebtedness, the collateral for which was any of such policies. The Company is not in default in any material respect with respect to any provision contained in any such policy and the Company has not received any notice of cancellation or nonrenewal of any such policy. To the knowledge of the Company and each of the Principal Stockholders, there are no inaccuracies in any application for such policies or any state of facts that might form the basis for termination of any such insurance. To the knowledge of the Company and each of the Principal Stockholders, no event has occurred of a type normally covered by insurance that is reasonably likely to form the basis for any material claim against the Company not fully covered by the policies referred to on Schedule 3.21 (except any applicable deductible).

         3.22 Non-Assignable Rights. Except as set forth on Schedule 3.22, neither the execution, delivery nor performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby will require the affirmative consent or approval of any third-party.

         3.23 Personnel. Schedule 3.23 contains (i) the names and addresses of all directors, officers and management-level employees of the Company, indicating the positions within the Company held by each such person and the current annual salary rates for each such person and the amounts due and payable as bonus, accrued vacation or other compensation for each such person, and (ii) a description of the Company's policies regarding severance or other benefits that may be payable to any Company employee if his or her employment were terminated.

         3.24 Employee Benefit Plan(s). Schedule 3.24 lists each Employee Benefit Plan of the Company. The Company has no Affiliates for the purpose of ERISA. Each Employee Benefit Plan is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. Each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No Employee Benefits Plan is subject to Section 412 of the Code or Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Employee Benefit Plan(s) to have paid as contributions to such Employee Benefit Plan(s) on or prior to the date hereof (excluding any amounts not yet due). To the knowledge of the Company and each of the Principal Stockholders, neither the Company nor any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan(s) that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material liability, claim, action or litigation, has been made, commenced or threatened with respect to any Employee Benefit Plan(s) (other than for benefits payable in the ordinary course). No Employee Benefit Plan or related trust owns any securities in violation of Section 407 of ERISA. The Company does not presently nor has not at any time in the past maintained a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). To the knowledge of the Company and each of the Principal Stockholders, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any Employee Benefit Plan of the Company or their assets, or arising out of such Employee Benefit Plan(s) and, to the knowledge of the Company and each of the Principal Stockholders, no facts exist which could rise to any such actions, suits or claims or that might have a material adverse effect on such Employee Benefit Plan(s). There has been no act or omission by the Company that has given rise or may give rise to any finds, penalties, taxes or late charges under Section 502(c), (i) or (l) of ERISA or Chapter 43 of the Code.

         3.25    Accounts Receivable; Inventory.  Except as set forth on
Schedule 3.25, the Company's accounts receivable as of the Closing represent valid claims, and no counterclaims or offsetting claims with respect to such receivables are pending or threatened, except for any amounts reserved in the Company Financial Statements against such receivables for allowances and discounts, and, to the knowledge of the Founding Stockholders, all such accounts receivable are collectible in the ordinary course of business within ninety (90) days of the Closing. The Company has no inventory on its balance sheet.

         3.26    Compliance with Environmental Laws.  Except as set forth in
Schedule 3.26 (i) the Company and all its operations are and have been in compliance with all Environmental Laws as currently in effect except where such noncompliance would not result in a Material

Adverse Effect, (ii) neither the Company nor any of its predecessors used, released or disposed of any Hazardous Substance in any manner that could reasonably be expected to result in material liability, (iii) none of the property leased or operated by the Company is contaminated by any Hazardous Substance in a manner which requires investigation or corrective action under applicable Environmental Laws, (iv) none of the property leased or operated by the Company is affected by any condition that could reasonably be expected to result in liability under any Environmental Law as currently in effect and (v) there is and has been no condition, activity or event respecting the Company or any of the properties leased or operated by it that could reasonably be expected to subject QuadraMed or the Surviving Corporation to any material liability under any Environmental Law as currently in effect.

         3.27 Bank and Brokerage Accounts. Schedule 3.27 lists (i) the names and addresses of all banks and brokerage firms in which the Company has accounts or safe deposit boxes, lock boxes, vaults and the account numbers relating thereto, (ii) the name of each person authorized to draw on any such account or have access to any such boxes or vaults and (iii) the names of all Persons, if any, holding tax or other powers of attorney from the Company and a summary of the terms thereof.

         3.28 Contracts. Except as set forth on Schedule 3.28, the Company is not a party to any:

                 (a) Contracts in effect with any customer of the Company, including, without limitation, all consulting services agreements, software license agreements and other licenses, software development agreements, purchase commitments or installation agreements and maintenance or service agreements (collectively, the "Customer Contracts") except for oral contracts which involve the future payment of less than $5,000;

                 (b) Contract for the employment or retention of, or collective bargaining, severance or termination agreement with, any of its directors, officers, employees, consultants or agents or groups of employees;

                 (c) profit sharing, thrift, bonus, incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or other Employee Benefit Plan, agreement or arrangement;

                 (d) Contract for the sale of any of its assets, property or rights outside the ordinary course of business consistent with prior practice (other than this Agreement);

                 (e) Contract that contains any provisions requiring the Company to indemnify or act as an indemnitor, guarantor, surety, co-signer, co-maker or endorser for any other person or entity;

                 (f) Contract restricting the Company from conducting business anywhere in the world;

                 (g) agreement, note, debenture, loan, mortgage, indenture or other obligation for or relating to borrowed money or commitments for obtaining borrowed money;

                 (h) Contract, lease or commitment which involves the future payment by or to it of more than $5,000, except (i) Contracts or commitments for the sale of goods or purchase or lease of equipment, tooling, supplies, services or raw materials in each case entered into in the ordinary course of business consistent with prior practice for periods of less than ninety (90) days and (ii) Contracts which may be cancelled by it upon thirty
(30) or fewer days notice without payment of any penalty or fee in connection therewith;

                 (i)      letter of credit or power of attorney;

                 (j) joint venture Contract or similar arrangement or agreement which is likely to involve future payments by it;

                 (k) any material personal service, vendor licensing, distributor, supplier, dealer, franchise, advertising, sales or manufacturer's representative, agency or other similar Contract; or

                 (l) Contract to which any stockholder, officer or director of the Company or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party, including, without limitation, any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity.

Except as specified on Schedule 3.28, all Contracts required to be listed on
Schedule 3.28 are valid and binding, enforceable in accordance with their respective terms and in full force and effect, and the continuation, validity and effectiveness of such items will in no way be affected by the consummation of the transactions contemplated by this Agreement. Neither the Company nor, to the knowledge of the Company and the Principal Stockholders, any other party thereto is in breach of any provision of or in default under any term of any material agreement, and there exists no condition or event which after lapse of time or notice (or both) would constitute any such breach or default or result in any right to accelerate or loss of rights. True and complete copies of all such Contracts have been made available to QuadraMed and Acquisition Co.

         3.29 Customer Contracts. A substantial majority of the Customer Contracts entered into within the prior three (3) years conform substantially to one of the forms attached hereto as Schedule 3.29 (the "Customer Contract Forms"). Except as described on Schedule 3.29 under the heading "Known Contract Defaults" (i) each customer to which Owned Software has been licensed pursuant to a specified Customer Contract and tendered or certified as operational by the Company has accepted such software to the extent and on the terms and conditions provided for in such specified Customer Contract, (ii) in each case in which the specified Customer Contract pursuant to which Owned Software is licensed incorporates response(s) by the Company to a request for proposal by the customer, such software has met all material requirements set forth in such response(s) and (iii) all performance warranties with respect to Owned Software made by the Company in any specified Customer Contract, including warranties with respect to capacity, availability, downtime and response time, have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such specified Customer Contract. Except as noted on Schedule 3.29, none of the Customer Contracts licensing Company Software contains any of the following terms: (a) any term for acceptance of any Owned Software that fails to specify a period of time or date for acceptance or standards applicable thereto; (b) any provision granting the customer a right to a whole or partial refund of fees previously paid upon the non-acceptance or failure of any Owned Software to perform as warranted; (c) any provision obligating the Company to indemnify a customer against consequential damages; (d) any commitment by the Company to provide a hardware upgrade in response to or as a remedy for a breach of any software-related response-time warranty unless the customer party to the specified Customer Contract in which the commitment is made is required to pay the cost of such upgrade and such costs are specified or described in such Contract; (e) any material deviation from the provisions in the applicable standard Contract regarding confidentiality of the Owned Software; (f) any provision granting an ownership interest (other than a license) in any Owned Software to a customer; (g) any license for use by more than a single entity of any Owned Software unless the customer that is a party to such Customer Contract has agreed to pay a fee or fees with respect to each entity's use thereof; (h) any provision naming a customer as an insured on any policy of insurance owned by the Company; (i) any joint product development agreement with any other party; (j) any commitment or warranty made or given by the Company to design or modify any Owned Software so as to comply with any governmental regulations; or (k) any restrictions in any specified Customer Contract on the ability of the Company to increase the fees for maintenance of any Owned Software.

         3.30 Related Party Relationships. Except as set forth on Schedule 3.30, no Stockholder owning greater than a five percent (5%) interest in the Company, no affiliate or member of the immediate family of any such Stockholder, and no officer or director or member of the immediate family of such officer or director of the Company possesses, directly or indirectly, any beneficial interest in, or is a director, officer or employee of, or member of the immediate family of a director, officer or employee of, any Person that is a client, supplier, customer, lessor, lessee, lender, creditor, borrower, debtor or contracting party with or of the Company (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

         3.31 Material Misstatements or Omissions. The statements, representations and warranties of the Company and the Principal Stockholders contained in this Agreement (including the exhibits and schedules hereto) and in each certificate or exhibit furnished or to be furnished by or on behalf of the Company or each of the Founding Stockholders pursuant hereto, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

         3.32 Investment Representations. Except as set forth on Schedule 3.32, each of the Founding Stockholders is an "accredited investor" within the meaning of the Securities Act. Each of the Founding Stockholders is aware that the QuadraMed Shares issued pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities laws, and agrees that such QuadraMed Shares will not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws, which shall be accompanied by an opinion of counsel to such Founding Stockholder satisfactory to QuadraMed and its counsel that registration of such shares is not required. The Founding Stockholders will not transfer the QuadraMed Shares in violation of the provisions of any applicable federal or state securities laws. In this connection, each of the Founding Stockholders represents that he or she is familiar with Rule 144 ("Rule 144") and Rule 145 promulgated by the SEC pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each of the Founding Stockholders understands that the offering and sale of the QuadraMed Shares is intended to be exempt from registration under the Securities Act, by virtue of the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement, and QuadraMed may rely on such representations, warranties and agreements in connection therewith. Each of the Founding Stockholders is acquiring the QuadraMed Shares for his or her own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the QuadraMed Shares except in compliance with the Securities Act. Each Founding Stockholder represents that by reason of his or her business and financial experience, and the business and financial experience of those persons, if any, retained by such Founding Stockholder to advise him or her with respect to his or her investment in the QuadraMed Shares, such Founding Stockholder together with such advisors have knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment. The financial condition and investments of each Founding Stockholder are such that he or she is in a financial position to hold the QuadraMed Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, his or her investment in the QuadraMed Shares. Each Founding Stockholder has carefully examined this Agreement and all exhibits and schedules thereto and the QuadraMed SEC Filings. Each Founding Stockholder acknowledges that QuadraMed has made available to such Founding Stockholder all documents and information that he or she has requested relating to QuadraMed and has provided answers to all of his or her questions concerning QuadraMed and/or the QuadraMed Shares. In evaluating the suitability of the acquisition of the QuadraMed Shares hereunder, no Founding Stockholder has relied upon any representations or other information (whether oral or written) other than as set forth in the QuadraMed SEC Filings or as contained herein.

         3.33 Broker's Fees. Except as set forth on Schedule 3.33, there are no broker's or finder's fees or obligations due to any Persons engaged by the Company or the Stockholders or any of the Company's employees, officers or directors in connection with the transactions contemplated by this Agreement, except for the fees and expenses of its counsel and accountants.

                                  ARTICLE IV.
                 COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

         The Company and each of the Stockholders hereby jointly and severally covenant and agree as follows:

         4.1 Further Efforts. Each of the Company and the Stockholders agree to use diligent efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Company and the Stockholders will use diligent efforts to effectuate all such action. As soon as reasonably practicable after the date hereof, and in any event on or prior to the Closing, each of the Company and the Stockholders will use reasonable diligent efforts to obtain the consents of all necessary governmental entities and other persons to the Merger; provided, however, that the Company will not, without QuadraMed's prior written consent, pay any fees or other amounts to any parties from whom such consents are required to be obtained.

         4.2 Confidentiality. In the event of the termination of this Agreement, the Company and its representatives and the Stockholders shall keep all information with respect to QuadraMed which has been disclosed to the Company pursuant to this Agreement confidential and shall promptly return to QuadraMed all written information provided to the Company by QuadraMed.

         4.3 Public Announcement. So long as this Agreement is in effect, neither the Company, the Stockholders nor any of their Affiliates shall issue or cause the issuance or the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Merger or any other transaction contemplated by this Agreement without the prior review and written consent of QuadraMed.

         4.4 Conduct of Business. From and after the date of this Agreement to and including the Effective Date, the Company shall and the Stockholders shall cause the Company to: (i) carry on its businesses in all material respects in the usual and ordinary course and will not change the character of such businesses; (ii) use all reasonable efforts to preserve and maintain each of its respective business organizations intact, to preserve each of their respective goodwill, to retain its present employees and to maintain its relationships with suppliers and customers so that all of them will be preserved for the Surviving Corporation on and after the Effective Date; (iii) not enter into any agreement or make any commitment without QuadraMed's prior written consent to take any of the actions set forth in Section 3.11(a) through
(o), inclusive, of this Agreement; (iv) not become a party to or commit to enter into any of the types of Contracts set forth in Section 3.28 of this Agreement or required to be set forth on Schedule 3.28 without QuadraMed's prior written consent; (v) not amend, terminate or change in any material respect any Contract set forth on Schedule 3.28 without QuadraMed's prior written consent and will not knowingly do any act or omit to do any act, or permit an act or omission to act, that will cause it to breach any such Contract; and (vi) not amend its Certificate of Incorporation or Bylaws. The prohibitions provided for in this Section 4.4 shall not apply to actions in connection with obtaining consent to assignment of Contracts to the Surviving Corporation and/or QuadraMed effective as of the Closing.

         4.5 Access and Information. The Company will grant access to QuadraMed and its counsel, accountants and other representatives, during reasonable working hours throughout the period from the date hereof to the Closing and upon reasonable prior notice, to all of the

Company and the Company's properties, books, Contracts, commitments and records, and will furnish QuadraMed during such period with access to key Company employees and to all such information concerning the affairs of the Company as QuadraMed reasonably requests, including copies and/or extracts of pertinent records, documents and Contracts. The Company will cause its accountants to furnish to QuadraMed during such period any and all of its statements, working papers and other records and data as QuadraMed reasonably may request. No investigation by QuadraMed or its counsel, accountants and other representatives as contemplated by this Section 4.5 shall affect any representation or warranty given by the Company or the Stockholders under this Agreement.

         4.6 Financial Information. From and after the date hereof and until the Closing, the Company will deliver to QuadraMed as soon as practicable and in any event within fourteen (14) days after the end of each month, an unaudited balance sheet of the Company as at the end of such month and unaudited statements of operations and of cash flows of the Company for such month and for the current fiscal year to the end of such month.

         4.7 Subsequent Events. The Company shall promptly, and in any event prior to the Closing, advise QuadraMed in writing of the occurrence of any event or the existence of any state of facts which would render any representation or warranty of the Company hereunder inaccurate or which would preclude satisfaction of any condition contained in Article VII or Article VIII of this Agreement; provided, however, that no such notification shall affect any such representation, warranty or condition.

         4.8 Updating Schedules. The Company and the Stockholders shall supplement and update the schedules to the Agreement prior to the Closing Date to the extent necessary to make them true, complete and accurate in all material respects as of the Closing Date.

         4.9 Exclusive Dealing. From the execution of this Agreement until the Effective Date or the earlier termination of this Agreement, subject solely to the exercise of their respective fiduciary duties, the Company and each of the Stockholders will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Company's capital stock, its assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise (other than sales of inventory in the ordinary course), and will immediately notify QuadraMed in writing regarding any contact between the Company, the Stockholders and any other Person or their respective representatives regarding any such offer or proposal or any related inquiry.

         4.10 Termination of 401(k) Plan. Prior to or within sixty (60) days of the Closing, the Company and the Founding Stockholders shall have terminated the existing 401(k) Plan in a fashion which results in no continuing liability with respect to the Surviving Corporation and QuadraMed and is otherwise reasonably acceptable to counsel for QuadraMed and Acquisition Co. Such termination activity shall include, without limitation, making provision to satisfy all benefit liabilities, providing notices of such termination in compliance with the Code and other applicable law to all covered employees, and obtaining all necessary governmental or regulatory approvals for such termination. In this regard, any benefit obligation that cannot be satisfied from the assets of the 401(k) Plan shall be paid from the Company's assets on or prior to the Closing or, if such assets are insufficient, after the Closing, shall be paid by the Founding Stockholders (in proportion to their ownership of the Company Common Stock); provided, however, that after the Closing, the Company may, so long as the 401(k) Plan remains in existence, continue to make Company matching contributions to the 401(k) Plan out of its assets in accordance with
past practice and the terms of such Plan.   In no event shall those benefit
obligations constitute a liability of the Surviving Corporation or QuadraMed. The Founding Stockholders shall severally (in proportion to their ownership of the Company Common Stock) indemnify the Surviving Corporation and QuadraMed and shall defend and hold the Surviving Corporation and QuadraMed (and any Affiliate thereof) completely harmless on an after-tax basis, in the event the IRS or the PBGC for any reason whatsoever seeks to claim, assess or collect from the Surviving Corporation or QuadraMed (or any Affiliate) any deficiency or assessment in federal income taxes (and any related penalties, additions to tax and interests), or any other amounts attributable to the 401(k) Plan of the Company. In the event that the IRS or the PBGC takes any action with respect to the 401(k) Plan, the Founding Stockholders shall be entitled to conduct, manage or control any audit, examination or adversarial proceeding by or against the IRS or PBGC, employing counsel selected by them in their reasonable discretion (provided that the Surviving Corporation and QuadraMed and their counsel may, at their own expense, attend any and all meetings and proceedings relating to any such action). The Founding Stockholders shall also cause to be removed or abated any lien, levy or attachment upon the Surviving Corporation or QuadraMed or their respective property and take any and all other steps necessary to defend and hold the Surviving Corporation and QuadraMed (and any Affiliate thereof) completely harmless on an after-tax basis, from any action by the IRS or PBGC with respect to the 401(k) Plan.

         4.11 Termination of Stockholders Agreement. That certain Stockholders Agreement dated July 26, 1996 by and among the Company and the Founding Stockholders (other than James J. Florio) signing effective immediately prior to the Closing this Agreement is hereby terminated in its entirety and shall be of no further force or effect.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES
                        OF QUADRAMED AND ACQUISITION CO.

         QuadraMed and Acquisition Co. hereby jointly and severally represent and warrant to the Company and the Stockholders as follows:

         5.1 Organization and Good Standing. QuadraMed and Acquisition Co. are both corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authority. QuadraMed and Acquisition Co. have the necessary corporate power and authority to enter into and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by QuadraMed and Acquisition Co. have been duly authorized by the Board of Directors of each of QuadraMed and Acquisition Co. in accordance with applicable law. No further corporate action will be necessary on the part of QuadraMed or Acquisition Co. to make this Agreement valid and binding upon QuadraMed and Acquisition Co. in accordance with its terms. This Agreement has been duly and validly authorized, executed and delivered by QuadraMed and Acquisition Co. and this Agreement (assuming due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of QuadraMed and Acquisition Co., enforceable in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by general principles of equity). Except for filing the Certificate of Merger with the Delaware Secretary of State, QuadraMed and Acquisition Co. are not required to obtain the consent of any third-party or to submit any notice, report or other filing with any federal, state or local governmental authority in connection with the execution or delivery or performance by QuadraMed and Acquisition Co. of this Agreement or the consummation of the transactions contemplated herein.

         5.3 QuadraMed Shares. As of the Closing, the QuadraMed Shares will have been duly reserved for delivery pursuant to the terms of this Agreement and will, when so delivered and paid for, be duly authorized, validly issued, fully paid and nonassessable shares and will be free and clear of all Encumbrances imposed by or through QuadraMed.

         5.4 QuadraMed SEC Filings. The QuadraMed SEC Filings, copies of which have been furnished to each of the Stockholders, have been duly filed, were in substantial compliance with the requirements of their respective report forms, were complete and correct in all material respects as of the dates at which the information therein was furnished, as of such date, contained no untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of QuadraMed and the related notes and schedules included in the QuadraMed SEC Filings comply in all material respects with the requirements of the Exchange Act and present fairly the consolidated financial position in accordance with generally accepted accounting principles of QuadraMed, as of the dates indicated, and the results of its operations and changes in financial position for the periods therein specified (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). Since the date of the filing with the SEC of QuadraMed's most recent 10-Q, there has been no material adverse change in the financial condition or results of operations of QuadraMed that has resulted in a Material Adverse Effect on QuadraMed.

         5.5 Broker's Fees. There are no broker's or finder's fees or obligations due to any Persons engaged by QuadraMed or Acquisition Co. or any of their employees, officers or directors in connection with the transactions contemplated by this Agreement, except for fees and expenses of its counsel and accountants.

                                  ARTICLE VI.
                   COVENANTS OF QUADRAMED AND ACQUISITION CO.

         QuadraMed and Acquisition Co. hereby jointly and severally covenant and agree as follows:

         6.1 Further Efforts. QuadraMed agrees to use diligent efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, QuadraMed and Acquisition Co. will use diligent efforts to effectuate all such action. As soon as reasonably practicable after the date hereof, and in any event on or prior to the Closing, QuadraMed and Acquisition Co. will use reasonable diligent efforts to obtain the consents of all necessary governmental entities and other persons to the Merger.

         6.2 Confidentiality. In the event of the termination of this Agreement, QuadraMed and its representatives shall keep all information with respect to the Company which has been disclosed to QuadraMed pursuant to this Agreement confidential and shall promptly return to the Company all written information provided to QuadraMed by the Company.

         6.3 Public Announcement. So long as this Agreement is in effect, QuadraMed shall not, and shall cause its Affiliates not to, issue or cause the issuance or the publication of any press release or any other public announcement (including, without limitation, disclosure to employees) with respect to the Merger or any other transaction contemplated by this Agreement without the prior review, and consultation with, the Company with respect to such press release or other public announcement. Notwithstanding the foregoing, the Company and the Stockholders acknowledge and agree that QuadraMed may issue a press release regarding the execution of this Agreement and may make any filings required pursuant to the Exchange Act, which document shall be presented to the Company for review and comment prior to issuance or filing.

                                  ARTICLE VII.
                          GENERAL CONDITIONS PRECEDENT

         The obligation of the parties to effect the transactions contemplated by this Agreement and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

         7.1 No Injunctions. No injunction or restraining or other order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated shall be in effect (each party agreeing to use reasonably diligent efforts to have any such injunction or order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated by this Agreement.

         7.2 No Governmental Proceedings. No action will have been taken, and no statute, rule or regulation will have been enacted, by any state or federal government agency that would render the consummation of the Merger illegal.

         7.3 Governmental Approvals. All governmental filings or approvals required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, compliance with all applicable federal and state securities laws, shall have been made or received.

                                 ARTICLE VIII.
                       CONDITIONS PRECEDENT TO OBLIGATION
                   OF QUADRAMED AND ACQUISITION CO. TO CLOSE

         The obligation of QuadraMed and Acquisition Co. to effect the transactions contemplated by this Agreement and to take the other actions required to be taken by QuadraMed and Acquisition Co. at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by QuadraMed or Acquisition Co., in whole or in part):

         8.1 Accuracy of Representations and Warranties. All of the representations and warranties of the Company and the Founding Stockholders in this Agreement, considered collectively, and each of such representations and warranties, considered individually, must be accurate in all material respects when made, and as of the Closing as if made on the Closing.

         8.2 Performance. All of the covenants and obligations that the Company and the Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, including, without limitation, those contained in Section 2.12 above, considered collectively, and each of these covenants and obligations, considered individually, must have been performed and complied with in all material respects.

         8.3 Closing Certificate. QuadraMed and Acquisition Co. shall have received from the Company a certificate, dated as of the Closing, certifying that the conditions specified in Sections 8.1 and 8.2 above have been fulfilled.

         8.4 Opinion of Counsel. QuadraMed and Acquisition Co. shall have received an opinion, dated as of the Closing, of Dechert Price & Rhoads, counsel for the Company and the Stockholders, in form and substance reasonably acceptable to counsel for QuadraMed and Acquisition Co.

         8.5 Approval of Final Schedules. QuadraMed and Acquisition Co. shall have approved in their sole and absolute discretion any material changes or updates to the schedules to this Agreement made by the Company and the Stockholders between the date of this Agreement and the Closing Date.

         8.6 No Claims. There must not have been made or threatened by any Person (other than a Stockholder) any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital stock of, or any other voting, equity or ownership interest in the Company or is entitled to all or any portion of the Closing Consideration.

         8.7 No Proceedings. No action, suit or proceeding shall be pending or threatened against the Company or any of the Stockholders before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

         8.8 No Material Adverse Effect. The Company shall not have experienced any Material Adverse Effect, including, without limitation, a Material Adverse Effect resulting from unfavorable general economic conditions affecting the healthcare consulting and software industry as a whole.

         8.9 Proceedings Satisfactory to Counsel. All proceedings taken by the Company and the Stockholders and all instruments executed and delivered by the Company and the Stockholders on or prior to the Closing in connection with the transactions contemplated herein shall be reasonably satisfactory in form and substance to the counsel for QuadraMed and Acquisition Co.

                                  ARTICLE IX.
                     CONDITIONS PRECEDENT TO OBLIGATION OF
                   THE COMPANY AND THE STOCKHOLDERS TO CLOSE

         The obligation of the Company and the Stockholders to effect the transactions contemplated by this Agreement and to take the other actions required to be taken by the Company and the Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company and the Stockholders, in whole or in part):

         9.1 Accuracy of Representations and Warranties. All of the representations and warranties of QuadraMed and Acquisition Co. in this Agreement, considered collectively, and each of such representations and warranties, considered individually, must be accurate in all material respects when made, and as of the Closing as if made on the Closing.

         9.2 Performance. All of the covenants and obligations that QuadraMed and Acquisition Co. are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, including, without limitation, those contained in Section 2.13 above, considered collectively, and each of these covenants and obligations, considered individually, must have been performed and complied with in all material respects.

         9.3 Closing Certificate. The Company and the Stockholders shall have received from QuadraMed and Acquisition Co. a certificate, dated as of the Closing, certifying that the conditions specified in Sections 9.1 and 9.2 above have been fulfilled.

         9.4 Opinion of Counsel. The Company and the Stockholders shall have received an opinion, dated as of the Closing, of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., counsel for QuadraMed and Acquisition Co., in form and substance reasonably acceptable to counsel for the Company and the Stockholders.

         9.5 No Material Adverse Effect. QuadraMed and Acquisition Co. shall not have experienced any Material Adverse Effect, including, without limitation, a Material Adverse

Effect resulting from unfavorable general economic conditions affecting the healthcare consulting and software industry as a whole.

         9.6 Proceedings Satisfactory to Counsel. All proceedings taken by QuadraMed and Acquisition Co. and all instruments executed and delivered by the QuadraMed and Acquisition Co. on or prior to the Closing in connection with the transactions contemplated herein shall be reasonably satisfactory in form and substance to the counsel for Company and the Stockholders.

                                   ARTICLE X.
                             POST-CLOSING COVENANTS

         The parties hereby agree as follows with respect to the period following the Closing:

         10.1 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents and the seeking of any necessary third party consents or approvals) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article XI below).

         10.2 Company Employees. QuadraMed and Acquisition Co. shall have no obligation to continue employment of any of the employees of the Company from and after the Closing Date. The Company and the Stockholders agree to refrain from making any statements or communications to its employees regarding subsequent employment by QuadraMed and Acquisition Co. without their prior written consent. Any employees of the Company that QuadraMed and Acquisition Co. shall elect to hire in connection with the transactions contemplated by this Agreement shall promptly execute and deliver to QuadraMed and Acquisition Co. the QuadraMed standard form Proprietary Information Agreement, and such employees shall be included in QuadraMed's standard employee benefit plans.

         10.3 Restrictions on Transferability of QuadraMed Shares. The certificates representing the QuadraMed Shares shall bear the following legend restricting transfer, and such other legends as may be required by any applicable state securities law:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

The QuadraMed Shares shall not be transferable in the absence of an effective registration statement under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Section 10.3. In the absence of an effective registration statement under the Securities Act, neither the QuadraMed Shares nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless QuadraMed shall have previously received an opinion of counsel knowledgeable in federal securities law, in form and substance reasonably satisfactory to QuadraMed and accompanied by such supporting documents as

QuadraMed may reasonably request, to the effect that registration under the Securities Act is not required in connection with such disposition. QuadraMed shall be entitled to give stop transfer instructions to its transfer agent with respect to the QuadraMed Shares in order to enforce the foregoing restrictions. Notwithstanding the foregoing, QuadraMed agrees that it shall not require an opinion of counsel in connection with Rule 144 transactions except in unusual circumstances.

         10.4 Further Actions. No party shall take any action that would cause the Merger to fail to be treated as a reorganization under Section 368(a)(1)(A) of the Code.

         10.5 Directors' and Officers' Indemnification. QuadraMed and Acquisition Co. shall cause the Company to indemnify and hold the past and existing directors and officers of the Company harmless from and against, to the maximum extent provided for by the Certificate of Incorporation and the Bylaws of the Surviving Corporation, any and all losses, claims, damages, liabilities (or actions or proceedings with respect to any thereof) or expenses to which, jointly or severally, any such officer or director may be subject, which arise out of or are based upon such officer's or director's service or status as an officer or director of the Company prior to the Closing Date, for a period of three (3) years after the Closing Date; provided, that such period of indemnification shall be extended for the duration of any and all actions or proceedings with respect to any claim for indemnification made prior to the expiration of such three (3) year period.

                                  ARTICLE XI.
          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         11.1    Survival of Representations and Warranties.

                 (a) Representations and Warranties of Company and Stockholders. All representations, warranties and covenants of either the Company or the Stockholders contained in this Agreement will survive the Closing and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement until one
(1) year from the date of Closing (the "Survival Period") and, thereafter, to the extent a claim is made prior to the expiration of the Survival Period with respect to any breach of such representation, warranty or covenant, until such claim is finally determined or settled, whereupon such representation, warranties and covenants will expire.

                 (b) Representations and Warranties of QuadraMed and Acquisition Co. All representations, warranties and covenants of QuadraMed and Acquisition Co. contained in this Agreement will terminate as of the earlier of the termination of this Agreement in accordance with its terms or the Closing. Any judgment or settlement of a claim against either QuadraMed or Acquisition Co. for a breach of its obligations hereunder brought after the Effective Date will be settled in QuadraMed Common Stock, valued at the fair market value of QuadraMed Common Stock for the date immediately preceding the date on which QuadraMed and Acquisition Co. delivers shares of QuadraMed Common Stock in connection with such a breach.

         11.2    Indemnification by Founding Stockholders.

                 (a) Each of the Founding Stockholders will severally (in proportion to their ownership of shares of the Company's Common Stock) indemnify and hold harmless QuadraMed and Acquisition Co. and their respective officers, directors, agents and employees, and each Person, if any, who controls or may control QuadraMed or Acquisition Co. within the meaning of the Securities Act (each, an "Indemnified Person" and collectively, the "Indemnified Persons"), from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and expenses ("Losses"), arising out of or relating to any misrepresentation or breach of or default with respect to
(i) any of the representations, warranties and covenants given or made by the Company or the Stockholders in this Agreement, or any exhibit or schedule hereto or any certificate delivered by or on behalf of the Company and the Stockholders pursuant hereto, or (ii) the obligations of the Founding Stockholders to terminate the 401(k) Plan as set forth in Section 4.10 above.

                 (b) Notwithstanding the foregoing, the Stockholders shall have no liability with respect to the matters described in paragraph (a) above unless and until the aggregate amount of Losses equals or exceeds $150,000 (the "Threshold Amount"). Any individual Loss of $2,500 or less shall not be taken into account in determining whether the Threshold Amount has been equaled or exceeded. At such time as the aggregate Losses equal or exceed the Threshold Amount, QuadraMed and Acquisition Co. shall be indemnified to the full extent of all such Losses (including Losses counted in determining whether the aggregate Losses equal or exceed the Threshold Amount); provided, however, that this paragraph shall not apply to any intentional or fraudulent breach by either the Company or any Stockholder of any representation, warranty, covenant or obligation. The maximum liability of each Founding Stockholder pursuant to this Article XI shall not exceed his or her entire portion of the Merger Consideration.

                 (c) The amount of any Losses incurred by a party pursuant to this Article XI shall be reduced by (i) the actual tax benefit realized with respect to payment of all or any portion of such Losses by the indemnified party and (ii) the amount of any insurance proceeds actually paid to such indemnified party as reimbursement for such Losses.

                 (d) As additional security for their obligation to indemnify QuadraMed and Acquisition Co. hereunder, the Company and the Stockholders hereby grant to QuadraMed and Acquisition Co. a right of set-off and agree that at any time a payment or amount is owing by either the Stockholders or the Company pursuant to the terms of this Article XI, or either QuadraMed or Acquisition Co. has made a claim for indemnification pursuant to the terms of this Article XI, QuadraMed and Acquisition Co. may set-off, or direct the other party to set-off, amounts owing by either QuadraMed or Acquisition Co. to any of the Stockholders. QuadraMed and Acquisition Co. shall first recover any Losses pursuant to this Article XI by means of set-off against any amounts of Earn-Out payments actually earned hereunder, and, thereafter, or in the absence thereof, QuadraMed and Acquisition Co. shall be entitled to recover further Losses in any fashion permitted by applicable law.

         11.3 Indemnification by QuadraMed and Acquisition Co. QuadraMed and Acquisition Co. will indemnify and hold harmless the Company and each of the Stockholders and their respective Indemnified Persons from and against any and all Losses arising out of or relating to any misrepresentation or breach of or default or other action or omission in connection with any of the representations, warranties and covenants given or made by QuadraMed and Acquisition Co. in this Agreement, or any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of QuadraMed or Acquisition Co. pursuant hereto.

         11.4 Notice of Third-Party Claims; Assumption of Defense. Each indemnified party shall give reasonably prompt notice of a claim ("Claims Notice") to each indemnifying party, in accordance with the terms of Section
13.3 below, of the assertion of any claim, or the commencement of any suit, action or proceeding by any third-party in respect of which indemnity may be sought hereunder, and shall give the indemnifying parties such information with respect thereto as the indemnifying parties may reasonably request. The giving of such Claims Notice shall not be a condition precedent to indemnification hereunder; provided, however, that the failure to give reasonably prompt notice shall reduce the indemnified party's recovery from the indemnifying party only by an amount equal to the Losses (including attorney's fees) caused by such delay. Upon receipt of such notice, each indemnifying party may, at its own expense, participate in and, upon notice to each indemnified party of such indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to this Article XI for Losses arising out of such third-party claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the indemnifying party's counsel is reasonably satisfactory to the indemnified party, (ii) the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding and (iii) the indemnified party shall not be required to permit the indemnifying party to assume the defense of any third-party claim which if not first paid, discharged or otherwise complied with would result in an imminent, material interruption or cessation of the conduct of the business of such indemnified party or any material part thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         11.5 Settlement or Compromise. Any settlement or compromise made or caused to be made by the indemnified party or, the indemnifying party, as the case may be, of any third-party such claim, suit, action or proceeding of the kind referred to in Section 11.4 above shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. The indemnified party will give the indemnifying party at least thirty (30) days notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time an indemnifying party may assume the defense of such claim, suit, action or proceeding and if it does so the proposed settlement or compromise may not be made.

         11.6 Failure of Indemnified Party to Act. In the event that an indemnifying party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the indemnifying party of its obligations hereunder.

         11.7 Procedure for Indemnification. Upon becoming aware of a claim for indemnification hereunder (whether as a result of any third-party claim, suit, action or proceeding of the kind referred to in Section 11.4 above, or in connection with any other Losses which the indemnified party deems to be within the ambit of this Article XI), the indemnified party shall give, in accordance with the terms of Section 13.3 below, a Claims Notice to the indemnifying party. If the indemnifying party does not object to such claim within thirty
(30) days of receiving such Claims Notice, the indemnified party shall be conclusively entitled to recover the amount of such claim.

         11.8 Certificate of Incorporation and Bylaws. Notwithstanding anything to the contrary contained in the Certificate of Incorporation or Bylaws of the Company or the Surviving Corporation, the indemnification provisions of this Article XI shall negate any protection provided by such Certificate of Incorporation or Bylaws. Accordingly, no Stockholder nor any other director or officer incumbent at any time prior to the Closing shall be entitled to indemnification directly or indirectly under the Certificate of Incorporation or Bylaws of the Company or the Surviving Corporation or otherwise for any matter upon which the Company or any Stockholder has or might have an indemnification obligation hereunder and such Certificate of Incorporation and Bylaws shall be deemed amended accordingly. However, the provisions of this Section 11.8 are intended only for the regulation of relations between the Company and the Stockholders and any indemnified party. This Section 11.8 is not intended for the benefit of creditors or other third-parties and does not grant any rights to creditors or other third-parties.

         11.9 Exclusivity. Each party hereby acknowledges and agrees that the indemnity obligations set forth above shall be the exclusive remedy of each party with respect to the transactions contemplated hereby other than with respect to fraud or willful misconduct of any other party.

                                  ARTICLE XII.
                                  TERMINATION

         12.1 Termination. This Agreement and the Merger contemplated hereby may be terminated at any time prior to the Closing, whether before or after approval of this Agreement and the Merger by the Stockholders, as follows, and in no other manner:

                 (a) by mutual written consent of QuadraMed and the Company;

                 (b) by QuadraMed or the Company if any of the conditions set forth in Article VII shall not have been satisfied as of the date of the Closing;

                 (c)      by QuadraMed if any of the conditions set forth in
Article VIII shall not have been satisfied as of the date of the Closing;

                 (d)      by the Company if any of the conditions set forth in
Article IX shall not have been satisfied as of the date of the Closing; or

                 (e) by either QuadraMed or the Company if the Closing shall have not been consummated on or before February 4, 1998; provided, however, that with respect to paragraphs (b) through (d) above, that the terminating party has complied with or performed or tendered performance of all covenants and agreements, and satisfied all conditions contained herein which are to be complied with, performed or satisfied by such party immediately prior to or at the Closing; provided, further, that a party shall promptly notify the other parties hereto in writing if it becomes aware of circumstances which would cause such other party to breach or be unable to comply with or perform the conditions set forth in Article VII, VIII or IX as is appropriate.

         12.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 12.1 above, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another, and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, however, that the obligations of the Company contained in Section 4.2 above and the obligations of QuadraMed and Acquisition Co. contained in Section 6.2 above shall survive any such termination; and provided, further, that nothing herein shall relieve any party of any liability with respect to or arising out of any willful breach of its obligations, covenants or agreements hereunder and such termination shall not constitute an election of remedies nor limit the non-breaching parties from pursuing whatever rights and remedies they may have at law, in equity or otherwise.

         12.3    Waiver of Conditions.  If any of the conditions specified in
Article VII above have not been satisfied, QuadraMed and the Company may nevertheless mutually agree to proceed with the transactions contemplated hereby. If any of the conditions specified in Article VIII above have not been satisfied, QuadraMed and Acquisition Co. may nevertheless at the election of QuadraMed and Acquisition Co. proceed with the transactions contemplated hereby. If any of the conditions specified in Article IX above have not been satisfied, the Company and the Stockholders may nevertheless at the election of the Company and the Stockholders proceed with the transactions contemplated hereby.

         12.4 Payment of Expenses. The Founding Stockholders (on behalf of themselves and the Company) and QuadraMed will pay all of their respective costs and expenses (including fees and expenses of legal counsel, accountants and financial advisors) incurred by such party in connection with the transactions contemplated by this Agreement, regardless of whether the Merger is consummated. Notwithstanding the foregoing, the Company may pay all the fees and expenses of its accountants incurred in connection with the transactions contemplated hereby. In addition, the costs and expenses incurred by the Company and the Stockholders in connection with the transactions contemplated hereby may be paid from the Company's corporate funds up to a maximum of $25,000. The Founding Stockholders agree to share, pro rata in accordance with their ownership of Company Common Stock, the costs and expenses (such as legal and advisory fees and expenses) incurred in connection with the transactions contemplated hereby that are not borne by the Company. Neither QuadraMed, Acquisition Co. nor the Company will be obligated to any person for any finder's or broker's fee in connection with the proposed Merger.

                                 ARTICLE XIII.
                                    GENERAL

         13.1 Amendments. Subject to applicable law, this Agreement, the Certificate of Merger and any exhibit attached hereto or thereto may be amended by the parties hereto at any time prior to the Effective Date; provided, however, that any such amendment must be in writing and executed by all parties hereto.

         13.2 Assignment. The rights under this Agreement shall not be assignable nor the duties delegable by any party without the written consent of the other parties and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

         13.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by facsimile transmission, or when mailed, by United States certified or registered mail, prepaid, to the parties or their assignees at the following addresses or facsimile numbers (or at such other address as shall be given in writing by any party):

If to QuadraMed/Acquisition Co.:  QuadraMed Corporation
                                  Attention: Keith M. Roberts, Esq.
                                  80 East Sir Francis Drake Boulevard, Suite 2A Larkspur, California 94939
                                  Facsimile: (415) 464-3953

With a required copy to:          Zevnik Horton Guibord McGovern
                                  Palmer & Fognani, L.L.P.
                                  Attention: Steven G. Rowles, Esq.
                                  101 West Broadway Street, Seventeenth Floor
                                  San Diego, California 92101
                                  Facsimile: (619) 515-9629

If to the Company/Stockholders:   Cabot Marsh Corporation
                                  Attention: Joseph J. Russo, Esq.
                                  The Atrium, 40 Bethlehem Plaza
                                  Bethlehem, Pennsylvania 18018-0000
                                  Facsimile: (610) 882-3084

With a required copy to:          Dechert Price & Rhoads
                                  Attention: Carmen J. Romano, Esq.
                                  4000 Bell Atlantic Tower
                                  1717 Arch Street
                                  Philadelphia, Pennsylvania 19103-2793
                                  Facsimile: (215) 994-2222

         13.4 Further Assurances. QuadraMed and Acquisition Co., on the one hand, and the Company or the Stockholders, on the other hand, agree that from time to time after the Closing, at the request of any other party and without further consideration or consent, they will execute and deliver such additional instruments as any other party may reasonably request to confirm more effectively the status of the Merger, and, from and after the date hereof if there are any rights of the Company vis-a-vis third-parties which would not continue beyond the time of the Merger without the consent of any such third-party, to try with the cooperation and assistance of each other to obtain such consent promptly.

         13.5 Entire Agreement. This Agreement (including all exhibits and schedules attached hereto and all documents delivered as provided for herein) contain the entire agreement among the parties hereto with respect to the subject matter hereof and the transactions contemplated hereby and supersedes all prior negotiations, discussions, agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof. There are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement.

         13.6 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile (with originals to follow by United States mail), and such facsimile shall be conclusive evidence of the consent and ratification of the signatories hereto.

         13.7 Governing Law. This Agreement shall be construed by and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of the conflicts of laws. The parties hereby agree that the jurisdiction and venue for any controversy arising out of the terms of this Agreement or breach thereof shall be in the appropriate federal or state court of the states of California, Pennsylvania or Delaware.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

QUADRAMED                        QUADRAMED CORPORATION


                                 By: /s/ JAMES D. DURHAM
                                    ------------------------------------------
                                 Name:   James D. Durham
                                      ----------------------------------------
                                 Title:  Chairman of the Board, Chief Executive
                                         Officer and President
                                       ---------------------------------------

ACQUISITION CO.                  CMC ACQUISITION CORPORATION


                                 By: /s/ JAMES D. DURHAM
                                    ------------------------------------------
                                 Name:   James D. Durham
                                      ----------------------------------------
                                 Title:  President
                                       ---------------------------------------

COMPANY                          CABOT MARSH CORPORATION


                                 By: /s/ RUTHANN RUSSO
                                    ------------------------------------------
                                 Name:   Ruthann Russo
                                      ----------------------------------------
                                 Title:  Chief Executive Officer
                                       ---------------------------------------

STOCKHOLDERS
                                 /s/ RUTHANN RUSSO
                                 ---------------------------------------------
                                 Ruthann Russo

                                 /s/ JOSEPH J. RUSSO
                                 ---------------------------------------------
                                 Joseph J. Russo

                                 /s/ JAMES J. FLORIO
                                 ---------------------------------------------
                                 James J. Florio

                                 /s/ MICHAEL J. PERUCCI
                                 ---------------------------------------------
                                 Michael J. Perucci

                                 /s/ CHRISTOPHER B. FERGUSON
                                 ---------------------------------------------
                                 Christopher B. Ferguson


          [SIGNATURE PAGE TO ACQUISITION AGREEMENT AND PLAN OF MERGER]

                                  EXHIBIT "A"

                             CERTIFICATE OF MERGER

                                  EXHIBIT "B"

                              EMPLOYMENT AGREEMENT

                                  EXHIBIT "C"

                 NON-COMPETITION AND NON-INTERFERENCE AGREEMENT

                                  EXHIBIT "D"

                                    RELEASE